Exhibit 8.1

February 5, 2013

BP Capital Markets p.l.c.

Chertsey Road

Sunbury on Thames

Middlesex, TW16 7BP, England

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England

RE:	BP Capital Markets p.l.c. and BP p.l.c. – Post-Effective Amendment No. 1 to Registration Statement on Form F-3

Dear Ladies and Gentlemen:

We have acted as United Kingdom tax counsel to BP Capital Markets p.l.c. (the “Debt Issuer”) and BP p.l.c. (the “Guarantor”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of debt securities of the Debt Issuer having a proposed maximum aggregate offering price of up to $30,000,000,000 fully and unconditionally guaranteed by the Guarantor, pursuant to Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File Nos. 333-179953 and 333-179953-01) (as amended from time to time, the “Registration Statement”).

We hereby confirm to you that our opinion as set forth in the Registration Statement under the caption “United Kingdom Taxation” is accurate in all material respects, subject to the limitations noted therein.

Our opinion is based on UK tax law and HM Revenue & Customs’ published practice as at the date hereof. We do not undertake to advise you of any changes in such law and practice after the date hereof unless specifically instructed to do so. We express no opinion as to tax laws, regulations or practice in any jurisdiction other than the UK.

BP p.l.c. BP Capital Markets p.l.c.	– 2 –

We hereby consent to the use of our name and the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP